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                                                                    Exhibit 10.4

                              TECHNOLOGY AGREEMENT

This Technology Agreement ("Agreement") is made and entered into on the 12th day of November, 1996 ("Effective Date") by and between Cisco Systems Inc. ("Cisco"), a California corporation, located at 170 West Tasman Drive, San Jose, California 95134, and Applied Innovation Inc. ("Licensee"), a corporation duly incorporated under the laws of Delaware, having its executive offices at 5800 Innovation Drive, Dublin, Ohio 43016.

                                    Recitals

WHEREAS, Licensee is engaged in the business of designing, manufacturing and marketing various network management switches and products for use in the telecommunications industry, including the AI180 Switch product line and the 195MPR and 195RTR Router product line,

WHEREAS, Licensee desires to incorporate Cisco's local and wide area network routing capability integrated into its network management and router product lines,

WHEREAS, Cisco has expertise in local and wide area network routing products and is, subject to the terms and conditions of this Agreement, willing to provide certain technology in the form of chips, schematics and software to Licensee, and

WHEREAS, Licensee wants to design and build a router unit based on the Cisco technology for integration into its network management and router product lines.

                                   Agreement

NOW THEREFORE, in consideration of the mutual promises set forth below, the parties agree as follows:

1.0      DEFINITIONS

         1.1 Cisco ASICs means Cisco's proprietary integrated circuits, and SIMMs which are required to manufacture the Integrated Product and which Cisco will make available from the third party manufacturer.

         1.2 Cisco Product means the Cisco 2524 Router product which is the base to be adapted into Integrated Product.
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         1.3 Confidential Information means the information of either party
("Disclosing Party") which is disclosed to the other party ("Receiving Party") pursuant to this Agreement.

         1.4 Design Documentation means all the schematics of the Cisco Product and other technical information provided by Cisco to empower Licensee to develop the Integrated Product.

         1.5 Documentation means Cisco's "Customer Documentation" for the Cisco Product and for the Software and Cisco's "Manufacturing Documentation" for the Cisco Product. Customer Documentation includes the following user guide available from Cisco Connection Online (CCO) or on the Cisco Enterprise CD ROM:

         Hardware Installation and Maintenance
         Router Preparation
         Router Configuration
         Router Troubleshooting

         Manufacturing Documentation includes sample test plans, procedures and other technical information provided by Cisco to Licensee, for Licensee's use to validate the design of the Integrated Product and to test the Integrated Product.

         1.6 Integrated Product means the physical board developed by Licensee based on the Design Documentation and the Modified Cisco Design Documentation licensed to Licensee under this Agreement, and including the Software and Cisco ASICs.

         1.7 Licensee Product means Licensee's products described on Exhibit B ("Licensee Products") into which Licensee may integrate and distribute the Integrated Product.

         1.8 Modified Cisco Design means the logical and functional design recorded on one or more media adapted by Licensee from the Design Documentation supplied by Cisco and which is required to adapt the Cisco Product into the Integrated Product.

         1.9 New Release means a standard release of the Software which may include bug fixes and new features for the Cisco Product and which is made available to Licensee for the Integrated Product by Cisco from time to time.

         1.10 Software means Cisco's standard internetworking operating system software in object code form which is developed for the Cisco Product and which will also be used in the Integrated Product and which will be updated from time to time with the New Releases, and as determined by Cisco from time to time. This Agreement does not include applications software which may be developed from

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time to time by Cisco or marketed separately, unless the parties agree in writing to amend this Agreement.

2.0      INTEGRATED PRODUCT DEVELOPMENT

         2.1 Cisco's Obligations. Cisco will provide the Design, Customer and Manufacturing Documentation to Licensee as set forth in Exhibit A ("Cisco Deliverables and SOW"), according to the time schedules set forth therein. Cisco will provide consulting engineering support to Licensee during Licensee's development of the Integrated Product for the development, manufacturing and test process creation for the Integrated Product. This consulting will be as described, and in consideration of the non-recurring engineering fees shown, in Exhibit C ("Fees and Charges"). Additional consulting may be provided by Cisco at its then current time and materials rates.

         2.2 Licensee's Obligations. Except as set forth above, Licensee will be solely responsible for the development and integration of the Cisco Product into the Integrated Product including modification of the Design Documentation, and for the manufacture, support, testing and distribution of the Integrated Product and Licensee Product. In consideration for the rights and licenses granted in this Agreement, Licensee agrees that Cisco's Software and technology will be the sole routing functionality in Licensee's Product, and that Licensee will not market or incorporate additional, third party routing functionality for installation into Licensee Products or for use with Licensee Products; provided, however, it is agreed that Licensee may continue to sell its 195MPR and 195RTR router products and any new releases thereof until final product test acceptance of the Integrated Product has occurred. Licensee agrees to always represent Cisco's products and technology in a professional manner in accordance with the highest standards in the industry. In particular without limiting the generality of the foregoing, Licensee agrees to accurately represent the features and functionality of the Cisco technology in its discussions with third parties and marketing materials.

         2.3 Project Managers. Each party will appoint a single Project Manager and notify the other party of the name of the Project Manager within five (5) days of the Effective Date. The Project Managers will act as a liaison with the other party with respect to the design and development of the Integrated Product. In the event that either side appoints a new Project Manager, the party will notify the other, in writing, within 5 business days.

         2.4 Regulatory Compliance. Licensee will be responsible for obtaining all required safety or emissions approvals and for required network compliance. Cisco will provide support to Licensee at its then current time and materials rates. Cisco agrees to provide Licensee with a bill of materials including all UL approval numbers to assist Licensee in achieving compliance to regulations.

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         2.5 Third Party Licenses. Cisco may from time to time become aware of third party licenses required to access the technology and materials licensed hereunder. Cisco will notify Licensee if and when Cisco becomes aware of any third party licensing requirements. Cisco will use reasonable efforts to assist Licensee in attaining such third party licenses. Cisco will not be responsible for payment of royalties on the third party patents listed on Exhibit F ("Third Party Licenses"). Cisco may add additional parties to Exhibit F upon ninety (90) days prior written notice to Licensee.

         2.6 Engineering Change Orders and Release Notes. In the event that Cisco intends to make a significant engineering change order on Cisco's equivalent stand-alone products, Cisco agrees to give Licensee notice of the change as soon as Cisco notifies its technology partners of the impending change. Cisco will provide release notes with the Software to notify Licensee of changes to the Software.

3.0 OWNERSHIP AND LICENSE GRANTS

         3.1 Cisco Product, Software, Documentation. Cisco will retain ownership of all right, title and interest (including all intellectual property rights) in the Cisco Product, Design Documentation, Software, Documentation and Modified Cisco Design and Licensee hereby assigns any such rights it may have in the Integrated Product and Modified Design to Cisco. Licensee will sign all documents necessary to effect such assignment. Subject to Cisco's ownership set forth in this Section, Licensee shall own all other right, title and interest in the Licensee Product.

         3.2 Right to Create, Manufacture and Distribute Integrated Product. Subject to the terms and conditions of this Agreement, Cisco hereby grants Licensee a non-exclusive, non-transferable, non-sublicensable license to (i) use and modify the Design Documentation solely for purposes of creating the Modified Cisco Design from which Licensee can build the Integrated Product, (ii) manufacture the Integrated Product based on the Modified Cisco Design, (iii) distribute, market and sublicense the Integrated Product worldwide, solely as integrated into the Licensee Products, through multiple tiers of distribution, and (iv) purchase Cisco ASICs from Cisco's suppliers so long as Licensee has the right to manufacture the Integrated Product pursuant to this Agreement.

         3.3 Software. Subject to the terms and conditions of this Agreement, Cisco hereby grants Licensee a non-exclusive, non-transferable fee bearing license to use and reproduce object code copies of the Software and New Releases from master copies of the Software provided by Cisco and to distribute such copies through multiple tiers of distribution to end users (i) solely as integrated into Integrated Product, or (ii) in the case of New Releases distributed to existing end users of the Software, solely to end users who own an Integrated Product as an update for the Software version then in use. Cisco will provide

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standard Software and New Releases to Licensee, and Licensee will have sole responsibility for insuring that the Modified Cisco Design will still run the standard Cisco Software and New Releases. Licensee may not sublicense the right to reproduce object code copies of the Software. Licensee agrees to distribute a software license which contains at a minimum the terms and conditions attached as Exhibit D ("Minimum Terms and Conditions") with each copy of the Software and with each New Release distributed to a customer. Licensee agrees to promptly notify Cisco of any breach of the software license with respect to the Cisco Software or New Releases, and further agrees that it will vigilantly pursue any third parties in breach of the license (or at Cisco's request, assign the claim to Cisco).

         3.4 Documentation. Subject to the terms of this Agreement, Cisco grants Licensee a royalty-free, non-exclusive, nontransferable, non- sublicensable license to incorporate the Customer Documentation into the Licensee Product documentation and to distribute and sublicense the resulting documentation to customers along with the Licensee Product. Cisco grants Licensee a nonexclusive, nontransferable license to use the Design and Manufacturing Documentation internally solely for purposes of integrating the Integrated Product into the Licensee Product.

         3.5 Trademarks. Subject to the terms of this Agreement, Cisco hereby grants Licensee a non-exclusive, nontransferable, non-sublicensable, royalty free license to use Cisco's logo according to Cisco's policies then in place in connection with the distribution and marketing of the Integrated Product. Notwithstanding the foregoing, Licensee agrees that if Cisco implements a branding program for its technology partners, Licensee will affix the Cisco (or relevant) logo to the Licensee Products within a reasonable time frame. If Cisco generally produces lists of Cisco lOS partners in marketing collateral, a home page list, and the like, Cisco agrees to use reasonable efforts to include Licensee in such lists.

         3.6 Acknowledgment. Licensee acknowledges that Cisco may use any ideas, concepts, modifications, and information relating to the Integrated Product in the development of Cisco or third party products. Cisco acknowledges that Licensee shall have exclusive (even as to Cisco) manufacturing rights to the Integrated Product designed to specifically fit into Licensee's 130 or 180 series equipment shelf; provided, however, that nothing contained in this Agreement will prevent Cisco from entering into similar agreements with third parties or licensing the underlying technology to another party to fit in a different equipment shelf. Also, nothing in this Agreement precludes Cisco from developing and manufacturing the underlying technology in a Cisco form factor for its own product line. Cisco will not make Licensee's design of the Integrated Product available to any third party for purchase or resale. Licensee agrees that its distribution agreements with its resellers and its other agreements with OEMs, VARs, and other resellers will protect Cisco's technology incorporated into the

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Integrated Product to the same extent as Licensee protects its own technology of similar importance, but must in every event, at the minimum, prevent reverse engineering of the Software, disclaim consequential damages, and prevent export of the Software in violation of US export control laws. Licensee agrees not to assert any patent owned by Licensee against Cisco, its subsidiaries, affiliates and customers who have purchased products from Cisco, or authorized Cisco channels, provided that (a) the Software made available to Licensee under this Agreement contributed to the making of the patented invention, and (b) at least one claim of such patent applies to the Software, or to hardware implementations of the Licensed Software.

         3.7 Grants Survive Termination. In the event of termination of this Agreement, each end user's rights granted by Licensee pursuant to Article 3 of this Agreement prior to termination will survive termination of this Agreement (provided such end user is not in breach of its end user license agreement).

4.0      FEES AND ROYALTIES

         4.1 Non-Recurring Engineering Costs (NRE's). Licensee shall pay the NRE's for the Integrated Product upon delivery of the milestones as set forth in Exhibit C. Cisco shall invoice Licensee for NRE's according to the time schedule set forth in Exhibit C.

         4.2 Software License Royalties. Licensee will be responsible for payment of the Software license royalties set forth in Exhibit C within thirty
(30) days after the end of the calendar quarter in which the Integrated Product is sold or distributed to a customer other than or on behalf of Cisco or any Cisco wholly-owned subsidiary. Royalties are applicable to all Licensee Products which contain the Integrated Product and which are shipped or used internally during a quarter. Payment will be accompanied by a report, in a form acceptable to Cisco, which shows the volume of shipments, the country of the end user site and the total royalties owed to Cisco for Integrated Products distributed in that quarter. Upon renewal of this Agreement, Cisco will negotiate in good faith to adjust the royalties due hereunder based on prevailing Cisco IOS pricing.

         4.3 Support Fees. In consideration for the support services set forth in Exhibit E ("Support"), Licensee will pay to Cisco during the term of this Agreement a support fee which is outlined in Exhibit E.

         4.4 Taxes. Licensee warrants and represents that amounts paid pursuant to this Agreement are not subject to sales and use tax. Licensee agrees to provide Cisco with satisfactory documentation (including but not limited to resale exemption or other certificates) supporting such status. If any sales, use, service, withholding or other tax, or government levies must be paid under the laws of any jurisdiction on payments to Cisco specified in this Agreement, then Licensee will pay all such taxes including interest or

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penalties incurred and the amounts payable to Cisco under this Agreement will be increased so that the amounts actually paid to Cisco will be no less than the amounts Cisco would have received notwithstanding such tax or levy. Licensee will provide Cisco, on a quarterly basis, with written documentation, including but not limited to copies of receipts of any and all such taxes paid in connection with respect to payments due under this Agreement.

         4.5 Right of Audit. Licensee will keep and maintain a complete, clear, accurate record of the number of Integrated Products shipped and copies of the Software distributed for a period of three (3) years from the time of shipment. Cisco will have the right to have an inspection and audit of all the relevant books and records of Licensee conducted by a third party whose fee is paid by Cisco. The audit will be conducted during regular business hours at Licensee's relevant offices and in such a manner as not to interfere with normal business activities. In no event shall audits be made hereunder more frequently than once per year, unless a discrepancy is uncovered. If such inspections should disclose any under-reporting, Licensee will promptly pay the amount, together with interest thereon from the time such royalties should have been paid at a rate of 1% per month. Further, if the under reporting is greater than 5%, Licensee will pay for the costs of the audit.

         4.6 Payment Terms. Unless otherwise expressly provided in this Agreement, all payments will be made by Licensee in United States dollars within thirty (30) days of the end of the calendar quarter or from the receipt of an invoice as is relevant.

5.0      DOCUMENTATION AND TRAINING

         5.1 Customer Documentation. Cisco shall deliver Customer Documentation with the Software or New Releases to which it applies, electronically in FrameMaker files on Syquest 40M cartridges or as mutually agreed by the parties. The FrameMaker level used will be Cisco's current level which will be FrameMaker
3.0.1 at the effective date. In addition, Licensee may opt to purchase the Customer Documentation from Cisco in its unmodified form at Cisco's then-current prices for Customer Documentation. Licensee agrees not to alter or remove the Cisco legends relating to copyrights and trademarks from the modified Customer Documentation.

         5.2 Training. Cisco will provide free training for two Licensee team members in a Router Software Configuration course prior to the completion of the project, at times and locations as mutually agreed. Licensee will be solely responsible for travel and living expenses of its employees.

6.0      SUPPORT

         6.1 Support Services. Cisco shall provide the support services for the

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Software and New Releases as set forth in Exhibit E.

7.0 EXPORT CONTROLS. Licensee agrees at its sole cost and expense to comply with all applicable export control laws, and restrictions and regulations, as they exist from time to time, including those of the United States Department of Commerce. Licensee agrees not to export any Cisco material provided to it under this Agreement, including Confidential Information of Cisco, or any of the direct products of the foregoing, in violation of any such laws or regulations, or to Afghanistan, the People's Republic of China or any Group Q, S, W, Y or Z country as specified in the US Export Administration Regulations (as specified from time to time).

8.0      CONFIDENTIALITY, PROPRIETARY NOTICES AND LEGENDS

         8.1 Confidential Information. Each party may receive Confidential Information under the terms of this Agreement. The Receiving Party will at all times during the term of this Agreement, and for five (5) years after the termination of this Agreement hold such Confidential Information in trust and not disclose to third parties the Confidential Information, except to approved subcontractors that have agreed to be bound by the provisions of this Article. The Receiving Party will protect the Confidential Information of the Disclosing Party to the same extent as it protects its own information of similar type. These obligations will not apply to information which: (i) was in possession of, or was known by the Receiving Party prior to its receipt from the Disclosing Party; (ii) is or becomes public knowledge without the fault of the Receiving Party; (iii) is received by the Receiving Party without restriction in disclosure, from a third party who disclosed the information not in violation of any confidentiality restriction; (iv) is or becomes available on an unrestricted basis to the Receiving Party from the Disclosing Party or someone acting under its actual control; or (v) is disclosed by the Receiving Party pursuant to statute, regulation, or the order of a court of competent jurisdiction, provided the Receiving Party previously notifies the Disclosing Party to permit the taking of appropriate protective measures.

         8.2 Restricted Rights. Both parties will identify or mark any Software and related Documentation provided pursuant to any agreement with the United States Government or any contractor therefor, as follows: (i) For acquisition by or on behalf of civilian agencies, as necessary to obtain protection substantially equivalent to that afforded to restricted computer software and related documentation developed at private expense and which is existing computer software no part of which was developed with government funds and provided with Restricted Rights in accordance with subparagraphs (a) through (d) of the "Commercial Computer Software - Restricted Rights" clause at 48 C.F.R. 52.227-19 of the Federal Acquisition Regulations and its successors; or (ii) For acquisition by or on behalf of units of the Department of Defense ("DoD") as necessary to obtain protection substantially equivalent to that afforded to commercial computer software and related documentation developed at private

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expense and provided with Restricted Rights as defined in DoD FAR
Supplement 48 C.F.R. 52.2277013(c)(1)(ii) and its successors.

         8.3 Reverse Engineering. Except as may be specifically set forth in this Agreement, Licensee specifically acknowledges that it has no rights to receive any human readable, source code of the Software and New Releases and Licensee will not reverse engineer, disassemble or otherwise decompile, or attempt to discover any source code or underlying ideas or algorithms of the Software or New Releases.

9.0      INDEMNITY.

         9.1 Indemnification. Cisco agrees to defend and hold Licensee harmless from all claims by third parties pertaining to the infringement of any patent or copyright related to the Design Documentation, Documentation, Software, and Cisco ASICs (collectively the "Cisco Materials") in the United States and existing as of the Effective Date, provided that Licensee gives Cisco prompt written notice of any such claim, and gives Cisco opportunity to assume full control of the defense of any such claim, and provides Cisco with full cooperation for the defense of same. If Cisco receives notice of an alleged infringement of the Cisco Materials or if Licensee's use of the Cisco Materials shall be prevented by permanent injunction, Cisco may, at its sole option and expense, (i) procure for Licensee the right to continued use of the Cisco Materials as provided hereunder, or (ii) modify the Cisco Materials such that they are no longer infringing, or (iii) refund the amounts received by Cisco for such Materials, less depreciation over a five year period and pay actual expenses incurred in a legal proceeding as a result of past infringement. THE RIGHTS GRANTED TO LICENSEE UNDER THIS PARAGRAPH SHALL BE LICENSEE'S SOLE AND EXCLUSIVE REMEDY FOR ANY ALLEGED INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHT. CISCO WILL HAVE NO LIABILITY TO LICENSEE IF ANY ALLEGED PATENT OR COPYRIGHT INFRINGEMENT OR CLAIM THEREOF IS BASED UPON THE MODIFICATIONS MADE BY LICENSEE TO THE INTEGRATED PRODUCT, USE OF THE SOFTWARE OR IN CONNECTION WITH THE COMBINATION OF EQUIPMENT, DEVICES, OR SOFTWARE NOT DELIVERED BY CISCO (IF SUCH INFRINGEMENT OR CLAIM COULD HAVE BEEN AVOIDED BY THE USE OF THE SOFTWARE OR CISCO HARDWARE WITH OTHER EQUIPMENT, DEVICES OR SOFTWARE) OR USE OF ANY CISCO PRODUCT OR SOFTWARE IN A MANNER FOR WHICH IT WAS NOT INTENDED OR USE OF OTHER THAN THE MOST CURRENT RELEASE OF THE SOFTWARE IF SUCH CLAIM COULD HAVE BEEN PREVENTED BY USE OF SUCH RELEASE.

         9.2 Licensee will indemnify, defend and hold Cisco harmless for any loss or damage arising out of Licensee's use or distribution of Licensee Product, including, but not limited to any claims based on an end user or reseller's reverse

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engineering, decompilation or disassembly of the Software or New Releases, breach of Cisco intellectual property rights or any representations made by Licensee or its resellers on Cisco's behalf.

10.0 LIMITATION OF LIABILITY. Except for Licensee's breach of its obligations of confidentiality or breach of Cisco's intellectual property rights (including without limitation the scope of the licenses granted herein),in no event will either party be liable to the other party, its resellers or any end users for any incidental, special or consequential damages, including without limitation, loss of profits, loss of data and cost of procurement of substitute goods, services or technology regardless of what form of action they may arise in and regardless if such party has been advised of the possibility of such damages in advance.

11.0 LIMITATION OF AMOUNT. Except for Licensee's breach of its obligations of confidentiality or breach of Cisco's intellectual property rights (including without limitation the scope of the licenses granted herein), in no event will either party's liability under this Agreement exceed the greater of amounts actually received by Cisco for NRE's in relation to the Integrated Product, or the amount of revenue received by Cisco for the Integrated Product from royalties for the one year period preceding the date of the event giving rise to the liability. This limitation applies to all forms of action including contract, tort, and other forms. All claims must be made in writing within one year following occurrence. The amounts in this limitation apply to all causes of action which arise and not singularly to each cause of action.

12.0 TERM AND TERMINATION

         12.1 Term. The term of this Agreement is from the Effective Date to December 31,1999, unless terminated earlier in accordance with the terms of this Agreement. This Agreement will be automatically renewed for one (1) year terms unless either party objects no later than six (6) months prior to the end of the initial term or any renewal term thereof. In the event Cisco does not renew this Agreement pursuant to this Section 12.1, Licensee shall have the right to fill orders it has accepted prior to the effective date of termination so long as delivery of such orders occurs within three (3) months following the termination date.

         12.2 Termination for Breach. Either party may terminate this Agreement upon thirty (30) days prior written notice in the event of a material breach by the other party which is not cured within such thirty (30) day period. Material breach by Licensee will include but not be limited to (i) reverse engineering or otherwise infringing Cisco's proprietary rights by Licensee, its resellers or its end users, (ii) nonpayment of Software license royalties, (iii) distribution of products without appropriate licenses, (iv) attempts to assign this Agreement, or (v) failure to pay in accordance with the terms of this Agreement. The parties agree that this


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Agreement may be terminated immediately upon written notice if the material breach by the other party is not curable.

         12.3 Termination for Convenience. Beginning one (1) year after first commercial ship of the Integrated Product, either party may terminate this Agreement upon six (6) months written notice for any reason. In the event Cisco provides notice of termination for convenience in accordance with this Section 12.3, then for the remaining six (6) months of the Agreement Licensee shall no longer be bound by the exclusive routing functionality restriction set forth in
Section 2.2. In the event Cisco terminates this Agreement for convenience under this Section 12.3, Licensee shall have the right to fill orders it has accepted prior to the effective date of termination so long as delivery of such orders occurs within three (3) months following the termination date. Post- termination fulfillment of orders arising out of opportunities responded to jointly by Cisco and Licensee shall be filled by the parties pursuant to the express commitment stated in such joint response or, if no express commitment was made, such fulfillment shall be subject to the mutual written agreement of the parties.

If the parties fail to execute a Distributor Agreement for the Integrated Product by January 31,1997, either party can terminate this agreement immediately.

         12.4 Post-Termination. In the event of termination, the following events will occur: (i) except as specified in this Section 12.3 above and
Section 12.5 below, both parties will return or destroy the Confidential Information of the other party; (ii) except for end user licenses, the rights and licenses of the parties will immediately cease. Sections 3, 4, 8,10,11,12.3,13 and 14 will survive termination or expiration of this Agreement.

         12.5 Post-Expiration Support. In the event that this Agreement expires and is not renewed, Cisco will continue to provide critical bug fixes support for the Software according to the terms of this Agreement and Exhibit E for the fees set forth in Exhibit E, for five (5) years following expiration. The parties agree that following expiration, non-renewal or termination for convenience by Cisco of this Agreement, each party may retain only that Confidential Information or proprietary information of the other party necessary to provide post-termination support in accordance with the terms of this Agreement.

13. AS-IS WARRANTY. All products, services and documentation are provided on an as is basis without warranty of any kind by Cisco or its suppliers. Cisco disclaims all implied warranties, including the implied warranties of non infringement, merchantability and fitness for a particular purpose.

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14.0 GENERAL

         14.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California, without regard to the conflicts of laws provisions. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded from application to this Agreement.

         14.2 Transfer Rights. Neither this Agreement nor any part thereof is transferable or assignable by either party to any other party by operation of law, merger, assignment or otherwise, without the non assigning party's prior written consent, which consent will not be unreasonably withheld. This clause shall not apply to the merger by either party with a company it has acquired where the surviving entity is either Licensee or Cisco, respectively, unless the acquired company is a competitor of the other party.

         14.3 Notices. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, telegram, telex, telecopier, facsimile transmission or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the President of each company with the address as set forth in this agreement or, as replaced over time.

         14.4 No Agency. Nothing contained herein shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties. The parties relationship will be that of independent contractors.

         14.5 Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, or any other cause which is beyond the reasonable control of such party.

         14.6 Waiver. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

         14.7 Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be

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changed and interpreted so as to best accomplish the objectives or such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

         14.8 Confidentiality of Agreement. Neither party will disclose any terms or the existence of this Agreement, except as required pursuant to this Agreement, or pursuant to a mutually agreeable press release or as otherwise required by law. Both parties agree to submit to the other party for approval any advertising, press releases, sales promotions or other publicity relating to this Agreement which references the other party prior to releasing such publicity.

         14.9 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes, and the terms of this Agreement govern, any prior or collateral agreements with respect to the subject matter hereof with the exception of any prior confidentiality agreements between the parties. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

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         14.10 Entry into Force. This Agreement will enter into force on the
Effective Date.


Cisco Systems, Inc.                          Applied Innovation Inc.
("C isco")                                   ("Licensee")

Signature: /s/Jon Shantz                     Signature: /s/ Lawrence H Corbett
          ----------------------                       -------------------------

By: Jon Shantz                               By: LAWRENCE H CORBETT
   --------------------                         ----------------------------
(Typed or Printed Name)                      (Typed or Printed Name)

Title: VP, Service Provider Market           Title: SR. VP, MKTG & SLS
      ----------------------------                 ------------------------

Date: 11-11-96                               Date: NOV 12, 1996
     -------------------                          -----------------

Address: 170 W. Tasman Dr.                   Address: 5800 INNOVATION DR
        --------------------                         ------------------------
         San Jose, CA 95134                           DUBLIN, OH 43016

                                   EXHIBIT A

                           CISCO DELIVERABLES AND SOW


HARDWARE RELATED DELIVERABLES FOR THE 2524 CARD
1.  Complete schematic drawings.
2. Parts libraries for any special components (such as Cisco-specific custom ASICs).
3.  Mechanical drawings/circuit board layout.
4. A complete Parts List (with vendor contacts for Cisco-specific custom components).
5.  A netlist detailing the pin connections.
6. Circuit board layout instructions. (This includes identification of critical signals, rules for separation and spacing of components).
7. Critical timing requirements (any controlled circuit traces), system reset timing requirements, and power slew-rate requirements for startup.
8. Identification of components that are sensitive to ESD during operation, and associated suppression circuitry.
9.  Critical cooling requirements for any thermally stressed components.
10. A description of the interface required to perform a hardware reset.
11. Power requirements, including current requirements, voltages, and voltage tolerances.
12. UL Flammability Ratings for all Cisco-specific custom parts.
13. Description of all current problems with the 2524 router.
14. Board level test procedures (for both development and production testing).

SOFTWARE RELATED DELIVERABLES FOR IOS ENTERPRISE FEATURE
SET:
1. The then current releases of all applicable feature sets.
2. Pre-release versions of all forthcoming applicable feature sets.
3. Test or diagnostic versions of the target IOS, to assist hardware testing.
4. Descriptions of all known problems in the IOS.
5. System level test procedures and diagnostic software.

DEVELOPMENT SUPPORT DELIVERABLES:
1. Telephone consulting for AI implementation differences (e.g. power up, IRB).
2. Telephone consulting for circuit board layout.
3. Formal Design Reviews (schematic and layout) at Cisco.
4. Training in the use of Cisco hardware diagnostics.
5. Telephone consulting for problem troubleshooting.
6. On-site (at AI) consulting for difficult problem troubleshooting (three trips, 100 hours estimated)
7. Consulting in excess of 400 hours to be billed at Cisco consulting rates (see Exhibit C).

                              EXHIBIT A CONTINUED

                           CISCO DELIVERABLES AND SOW

STATEMENT OF WORK
I.   AI2524 Product Overview
     - AI2524 consists of a single router module that fits into AI's "AI180" environment. AI is the owner of this product and the associated development project as specified in Section 3.0 of this Agreement. Cisco's role is to provide consulting to ensure the success of the product. An outside contractor that has experience working with Cisco C2500 router series may be brought in as contractor of AI to assist in development or manufacturing.

II.  H/W Design Tasks
     -    Cisco to transfer 2524 Router Design data-base to AI.
     - Cisco to write up high level specification of module for hand-off to AI.
     -    AI to add details to spec and turn it into Detail Design Spec.
     -    AI to make design changes to standard 2524 to reflect new spec.
     - AI to perform PCB layout, Prototype built, Prototype Bring-up and Sub-system Integration and Qualification with Cisco providing consultation.
     - AI to perform overall System Integration in the target chassis using the Prototype units.
     - AI to perform PCB layout, Engineering Models built, Engineering Models Bring-up and Sub-system Integration and Qualification with Cisco providing consultation.
     - AI to perform overall System Integration in the target chassis using the Engineering Models.
III.     Mechanical/Power Development Tasks
     -    AI to design and develop the Front Panel of module.
     -    AI to design and develop (if any) external cable.
     -    AI to design and develop mechanical structure for interface modules.
     - AI to test and qualify AI2524 mechanical/power systems to AI's Environmental specifications (including, but not limiting to, NEBS compliance).

IV.  F/W Development Tasks
     - Cisco to support hardware bring-up of Prototypes and Engineering Models. Code and test any special low-level software if required.
V.   S/W Development Tasks
     - No software development task is planned. Any software feature that is not already in the standard Cisco lOS will require a major development effort. It implies a major hit to time to market

VI.  Agency Compliance Tasks
     - AI to perform EMI and Immunity testing certification of complete system as specified.
     - AI to perform NET compliance testing of the Synchronous Serial port as specified.
     - AI to perform NEBS compliance testing of the complete system as specified.
     - Cisco will make compliance knowledgeable resources available to AI for consultation.
VII. Design Verification Test Tasks
     - AI to perform Electrical, Mechanical and Thermal Design Verification Tests. AI to use "Electronic Design Validation Test Plan - Template" as guideline in creating their own Test Plan and in executing the design verification of AI2524.
     -    Cisco to perform Software Integration Qualification tests.
VIII. Release/Alpha Tests Tasks
     -   Joint effort between AI and Cisco.
IX.  Beta Tests Tasks
     -    Al to execute.
X.   Manufacturing Tasks
     A.   Materials (Kitting)
          -    Materials: AI
     B.   Order Fulfillment
          -    Order fulfillment of complete system will be managed by AI.
     C.   Manufacturing Test
          - Cisco to provide manufacturing test software (binary) for Router Design.
          - AI to perform manufacturing of all items including, but not limited to: ICT fixture development, ESS with full functional testing.
     D.   Trademarks
          - AI to affix Cisco Logo to faceplate in accordance with Cisco's Trademark guidelines.
Xl.  Performance
     - Performance for the A12524 configuration shall be the same as comparable Cisco router within +/- 10%.
XII. Documentation
     - Cisco will provide AI with Router user documentation in FrameMaker or other workable format.
XIII. Schedule

     -    AI to create and update on a regular basis a System Level Schedule.

                                   EXHIBIT B

                                LICENSEE PRODUCT


The AISwitch Series 180 product line encompasses network mediation devices that permit incompatible telco systems to interoperate over a variety of Wide Area Networks.

The product line supports a wide range of mediation functions for Operations Support (OS) systems, or vendor specific management systems and Network Elements
(NEs). Offering a wide range of interfaces and protocols, the AISwitch Series 180 is a highly reliable NEBS-compliant unit designed for central office and other mission critical applications. The system features redundant CPU's and DC power, allowing configurations without a single point of failure. Up to eight "hot swap" interface modules can be installed in each AISwitch Series 180 shelf.

The list of available modules currently includes:
     -    AIl83-S       4-port async RS-232
     -    AI185         16-port RS-232
     -    AIl92         High-performance X.25 protocol module
     -    AI192E        4-port interface module for E2A (contact closure) alarm
                        collection
     -    AI193         LAN gateway for TCP/IP, OSI, TARP, ES-IS routing,
                        and CLNP
     -    AIl94         24-port 10BaseT Ethernet hub
     -    AIl95         Router module (to be replaced by the AI2524)
     -    AI196-16X     16-port X.25 Multiplexer Module
     -    AIl96B        16-port TBOS data collection module
     -    ASP-11        Application Support Processor (UNIX or DOS
                        applications)
     -    RDC180-P      48 volt power supply for central office power
     -    RAC180        AC power supply in 110 and 220 volt versions
     -    AIl98         Common Logic Controller Module
     -    AIl82-A       Bus Repeater for interconnecting multiple shelves

                                   EXHIBIT C

                          FEES, ROYALTIES AND CHARGES

NRE's:    $100,000 NRE payable as follows (see Exhibit A):

          50% within 15 days of the signing of this Technology Agreement by representatives of Cisco and Applied Innovation

          25% following software deliveries, test procedures, and training but not later than March 1, 1997

          25% following final production test acceptance but not later than May 1, 1997

See Exhibit A: Hours exceeding 400 to be billed at Cisco rate of $250 per hour for consulting.


Royalty fees: $775 per unit sold by Licensee through December 31,1999 (see
Section 12.0). Fees for Support Services are covered in Exhibit E (Product Support Addendum, Appendix A).

                                   EXHIBIT D

                          MINIMUM TERMS AND CONDITIONS

1. Each Licensee End User Agreement shall contain terms that are legally sufficient to:
   i. Authorize the End User to make one (1) copy of the Software for backup purposes only; and
   ii. Prohibit further copying and/or transfer of the Software; and
   iii. Prohibit reverse assembly, reverse compilation, or other translation of the Software or any portion thereof.
   iv. Prohibit export of the Software in violation of United States and other national laws.

2. Each such license agreement shall also include the following statements or their equivalents:
   i. "Software provided under this Agreement is copyrighted and licensed (not sold). Licensee does not transfer title to the Software to End User"; and
   ii. "Software provided under this Agreement may contain or be derived from portions of materials provided by a third party under license to Licensee. LICENSEE AND ITS SUPPLIERS DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED WITH RESPECT TO THE USE OF SUCH MATERIALS IN CONNECTION WITH PRODUCT(S), INCLUDING (WITHOUT LIMITATION) ANY WARRANTIES OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE";
   iii. in no event will Cisco or its suppliers be liable for consequential, incidental or special damages.
   iv. "The limitation of liabilities described in this section also apply to any third-party supplier of materials supplied to licensee. The limitations of liabilities of License and its third-party supplier are not cumulative. Such third-party supplier is an intended beneficiary of this section."
   v. a statement that the Software was developed at private expense and that if licensed to the US government it is licensed only with restricted rights.
   vi. a statement that Cisco is an intended third party beneficiary of the Agreement.

                                   EXHIBIT E


          PRODUCT SUPPORT ADDENDUM FOR EMBEDDED SOFTWARE APPLICATIONS

I .  DEFINITIONS.
     A.   "Customer" means Applied Innovation Inc.
     B.   "CCIE" means Cisco Certified Internetworking Engineer.
     C. "CCO" means Cisco Connection Online, Cisco's online information web server.
     D. "Cisco Technical Support" means problem reproduction, isolation, and resolution of Cisco Software licensed to Customer, including those problems caused by equipment and computer network configurations.
     E. "Customer Technical Support" means all necessary problem determination and resolution services (problem isolation, resolution and product defect determination; lab simulations and interoperability testing; hardware trace analysis, on-site troubleshooting and remote diagnostics; including a lab or internal network to troubleshoot complex configuration and software problems) for Customer's end users before requesting high-level technical support from Cisco.
     F.   "Hardware" means tangible Cisco Product containing Cisco Code.
     G. "Level One Technical Support" means first call support on all customer calls, broad internetworking and multi-vendor troubleshooting expertise, router configuration and upgrade support, pre- and post-sale information, ability to gather customer information if situation requires.
     H. "Level Two Technical Support" means specialist level technical support for problem isolation, lab simulations and interoperability testing, ability to capture and analyze network traces and remote diagnostic capabilities if situation requires.
     I. "Level Three Technical Support" means support provided in conjunction with Cisco engineering to determine the cause and resolution of problems encountered by end users of the Product.
     J. "Major Release" means a release of Cisco Software that provides additional Software features and/or functions. Major Releases are designated by Cisco as a change in the ones digit of the Software version number [(x).x.x].
     K.   "Product" means both Hardware and/or Software.
     L. "Software" means the machine-readable object code software programs licensed by Cisco.
II.  CISCO RIGHTS AND OBLIGATIONS.
     A. Cisco shall offer the following support alternatives to Customer. Customer may evaluate each alternative for the first six (6) months following the Effective Date of the Technology Agreement, and then select an alternative to remain consistent for the next twelve (12) month period.

          1.   Partner Support Account.

               a) Cisco shall provide Level Three Technical Support via a dedicated engineering team, from Cisco's San Jose, California, Technical Assistance Center ("TAC"), via telephone, fax or electronic mail, as appropriate, 9:00 a.m. to 5:00 p.m., Pacific Time, Monday through Friday, excluding Cisco-observed holidays. Access to other geographic TAC locations by Customer Level Two Technical Support engineers will be provided upon mutual agreement.

               b) Cisco will provide access to Level Three Technical Support engineers, who will be available in Cisco's worldwide TACs to receive calls and provide basic problem resolution services to both Customer Level Two Technical Support engineers, and Customer Level One Technical Support engineers. Cisco and Customer will each identify their respective engineers to the other.
               c) Customer may place up to eighty (80) cases per year into Cisco, through their dedicated engineering resource.
2.   Virtual Supported Account.
               a) Cisco will provide identified space in the TAC for use by Customer Level Two Technical Support engineers approved by Cisco. This space is used to facilitate working with Cisco on Customer-related network problems and network design. Cisco shall have the right at any time and for any reason upon written Notice to withdraw its approval of any such Customer engineer and/or terminate Customer's privilege to use Cisco's office space. In the event of such withdrawal, Customer shall have the right to terminate this Agreement upon thirty (30) days written Notice.
               b) Customer will designate two (2) engineers who will have access to Cisco's San Jose TAC, subject to the following limitations. Customer engineers will be badged as visitors, and will have access only to those areas necessary to work with Cisco on Customer networking planning and problem resolution. All cases relating to Customer Product will be received by Customer engineers prior to being escalated to Cisco.
               c) Cisco will provide access to Level Three Technical Support engineers in Cisco's TAC and Fast Track Engineering team to work with Customer's engineers as focal points to provide basic problem resolution services to Customer Level Two Technical Support engineers, and customer Level One Technical Support engineers.
               d) Cisco will provide facilities, resources and office space for the customer engineer, twenty-four (24) hours a day, seven (7) days a week.
               e) There is no limit to the number of cases Customer may receive at Cisco.
B. Additional Code Support.
     1. Cisco will provide access to the Cisco Connection On-Line ("CCO") system to Customer.
     2. Cisco will develop a procedure for expedited communication of case notes accompanying reports of Code Errors or Documentation Errors encountered by Customer in providing its technical support. Customer may log cases electronically in a manner consistent with other Cisco customers.
     3. CCO will be available to Customer-approved end users pursuant to the process in Appendix C ("PICA").
     4. Cisco will include specific and mutually agreed Customer information on CCO.
     5. Cisco will provide Level Three Technical Support to Customer, pursuant to Appendix D. Cisco will supply the appropriate level of technical resources based on problem priority and elapsed time to assist Customer with problem resolution, and to insure adherence to Cisco's Problem Prioritization and Escalation Guideline (Appendix B). Cisco will designate a focal point at time of case creation by Customer, and will manage problem escalation through to resolution.

     6. Cisco will allow Customer system engineers to monitor, at Cisco's site, telephone support requests received by Cisco.

     7. Support each Major Release and Version Release for a period of thirty-six (36) months from the first commercial shipment of that release. Cisco, in meeting any support obligations, may require Customer to upgrade to a supported release.

III. CUSTOMER RIGHTS AND OBLIGATIONS
          1. Customer shall provide appropriately qualified Technical Support staff to support the Products.
          2. Customer shall provide Level One and Level Two Technical Support for the Product.
          3. Customer will have Cisco CCIE-certified engineers as central point of contact for all calls originated by Customer to Cisco (whether on-site or remotely), and for all Priority 1 problems escalated to Cisco. All Customer engineers on-site at Cisco will be CCIE-certified.
          4. Customer will escalate problems to Cisco pursuant to the Problem Prioritization and Escalation Guideline (Appendix B), and, where applicable, the Escalation Flowchart (Appendix D).
          5. Customer may provide end use access to CCO, and will authorize end user access through PICA before an end use uses CCO.
          6. Customer will provide an appropriate quantity of production units of Product to Cisco, for Cisco's use in providing Level Three Technical Support to Customer.
          7. Upon mutual agreement, Customer shall facilitate access to end user Product such that problems may be diagnosed and corrected remotely via the Internet or via modem access.
IV.  JOINT RIGHTS AND OBLIGATIONS.
     A. Customer will provide Cisco a warm telephone call transfer mechanism for Customer service support calls intended for Customer but received by Cisco. A warm call transfer is a call transferred directly to Customer by Cisco without the end user hanging up the telephone and redialing.
     B. Cisco and Customer will complete the final version of the Escalation Flowchart (Appendix D) within thirty (30) days of the Effective Date.
     C. If Cisco is requested to perform on-site diagnostics and/or remedial service, Customer shall reimburse Cisco for all travel expenses at Cisco's published time and materials rates, unless the problem is mutually determined to be a Cisco problem.
     D. Customer will absorb all costs relating to Cisco travel to Customer's site to support Code mutually determined to be a Customer problem. Cisco will absorb all costs relating to Cisco travel to Customer's site to support Code mutually determined to be a Cisco problem.
V.   SERVICES NOT COVERED UNDER THIS AGREEMENT.
     A.   Any customization of, or labor to install, Software.
     B. Support or replacement of Product that is altered, modified, mishandled, destroyed or damaged by natural causes or damaged due to a negligent or willful act or omission Customer other than as specified in the applicable Cisco-supplied documentation.
     C. Services to resolve software or hardware problems resulting from third party products or causes beyond Cisco's control.
VI. CISCO SERVICE FEE; PAYMENT TERMS. Customer will pay the annual Support Fee in Appendix A in semi-annual installments in advance.
VII. REVIEW MEETINGS. Cisco and Customer will meet, directly or via teleconference, not less than twice per year to review the service performance, processes and procedures under this Addendum.
VIII. PROJECT MANAGERS. Cisco and Customer will each designate a support project manager to manage the obligations and responsibilities under this Addendum.
IX. INDEMNIFICATION. Customer shall indemnify, defend, and hold harmless Cisco from and against all claims and actions, and all expenses incidental to such claims or actions, based upon or arising out of damage to property or injuries to persons or other acts caused or contributed to by Customer's engineers while on-site at Cisco under this Addendum.

                                   APPENDIX A

                                   SUPPORT FEE

Annual Partner Supported Account:   $25,000 per year payable semi-annually.

Annual Virtual Supported Account:   $ 50,000 per year per Customer engineer at
                                    Cisco payable semi-annually

Cisco and Customer agrees that the Support Fee identified above will be reviewed twice per annual period under this Addendum, and may be adjusted if, by mutual agreement, the parties determine that the Support Fee is not representative of the resources required under this Addendum.

                                   APPENDIX B

             CISCO PROBLEM PRIORITIZATION AND ESCALATION GUIDELINE

To ensure that all problems are reported in a standard format, Cisco has established the following problem priority definitions. These definitions will assist Cisco in allocating the appropriate resources to resolve problems. Customer must assign a priority to all problems submitted to Cisco.

PROBLEM PRIORITY DEFINITIONS:

Priority 1:    An existing network is down or there is a critical impact to the
               End User's business operation. Cisco, Customer, Customer's reseller, and Customer will commit full-time resources to resolve the situation.

Priority 2:    Operation of an existing network is severely degraded, or
               significant aspects of the End User's business operation are being negatively impacted by unacceptable network performance.
               Cisco, Customer, Customer's reseller, and Customer will commit full-time resources during Standard Business Hours to resolve the situation.

Priority 3:    Operational performance of the network is impaired while most business operations remain functional. Cisco, Customer, Customer's reseller, and Customer are willing to commit resources during Standard Business Hours to restore service to satisfactory levels.

Priority 4:    Information or assistance is required on Cisco product
               capabilities, installation, or configuration. There is clearly little or no impact to the End User's business operation. Cisco, Customer, Customer's reseller, and Customer are willing to provide resources during Standard Business Hours to provide information or assistance as requested.

Cisco encourages Customer to reference this guide when Customer-initiated escalation is required. If Customer does not feel that adequate forward progress, or the quality of Cisco service is not satisfactory, Cisco encourages Customer to escalate the problem ownership to the appropriate level of Cisco management by asking for the TAC Duty Manager at:1-800-505-TECH (8324)

CISCO ESCALATION GUIDELINE:
------------------------------------------------------------------------------------------------------
Elapsed Time      Priority 1           Priority  2          Priority  3         Priority 4
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
1 Hour            Customer Engineering
                  Manager
------------------------------------------------------------------------------------------------------
4 Hours           Technical Support    Customer Engineering
                  Director             Manager
------------------------------------------------------------------------------------------------------
24 Hours          Vice President,      Technical Support
                  Customer Advocacy     Director
------------------------------------------------------------------------------------------------------
48 Hours          President/CEO        Vice President,
                                       Customer Advocacy
------------------------------------------------------------------------------------------------------
72 Hours                                                    Customer Engineering
                                                            Manager
------------------------------------------------------------------------------------------------------
96 Hours                               President/CEO        Technical Support     Customer Engineering
                                                            Director              Manager
------------------------------------------------------------------------------------------------------

Note: Priority 1 problem escalation times are measured in calendar hours 24 hours per day, 7 days per week. Priority 2, 3, and 4 escalation times correspond with Standard Business Hours. The Cisco Manager to which the problem is escalated will take ownership of the problem and provide the Customer with updates. Cisco recommends that Customer-initiated escalation begin at the Technical Manager level and proceed upward using the escalation guideline shown above for reference. This will allow those most closely associated with the support resources to correct any service problems quickly.

ESCALATION BY CUSTOMER TO CISCO:
Customer shall establish priorities with its resellers and End Users that are consistent with Cisco's definitions above. Customer may report to Cisco cases received and unresolved by Customer which exceed the following time frames:

Priority 1:       Four (4) hours
Priority 2:       Three (3) business days
Priority 3:       Five (5) business days
Priority 4:       Ten (10) business days

                                   APPENDIX C

                            CISCO CONNECTION ONLINE
                       Partner Initiated Customer Access
                                     (PICA)

Customer Responsibility

Customer shall nominate two (2) employees to enable employee CCO access using CCO menus and forms. The online menus and forms are available through both the World Wide Web (WWW) and character based systems.

Customer shall forward the following information to Cisco, as soon as practicable, for the nominated persons:
     1. CCO user ID(s).
     2. Internet email address (if established).

The Customer's employees will be responsible for:
     1. Providing CCO access to Customer employees.
     2. Assisting Cisco in verifying CCO users previously registered, whereby Customer submitted CCO access requests.

PICA Process Overview
     1. Cisco will assign a unique account number prefix to the nominated person(s).
     2. This prefix is the basis of the new account numbering scheme for employees (i.e., FJLxxxx).
     3. If the Customer wishes to entitle employee access to CCO, the nominated person logs onto CCO and will see a special menu option under the Partners topic area to entitle them.
     4. This option is selected and three fields will appear. The first field is an input field for the name of the employee, the second field is a selectable list of countries and the third is a selectable field for software download entitlement for this customer [yes/no].
     5. When correctly entered, selected and executed, CCO will generate a unique account number just for that employee, and display it on screen (e.g.,FJL 1012).
     6. Only one number per employee is normally permitted.
     7. A unique user ID will be generated for each user that registers.
     8. For security reasons, generic or group accounts are not permitted under any circumstances.
     9. For each registration performed, an email can be sent to the nominated person automatically with the newly registered user's online entered details.
     10. Disabling end user CCO access will also be an online option. CONFIDENTIALITY. Integrator acknowledges that, in the course of performing its duties, Integrator or the end users to whom Integrator authorizes CCO access may obtain information relating to the Products and to Cisco which is of a confidential and proprietary nature ("Proprietary Information"). Such Proprietary Information may include, but is not limited to, trade secrets, know how, invention techniques, processes, programs, schematics, Software source documents, data, financial information, and sales and marketing plans. Integrator shall at all times keep in trust and confidence all such Proprietary Information, and shall not use such Proprietary Information other than in the course of its duties under the Agreement, nor shall Integrator disclose any such Proprietary Information without Cisco's written consent. Integrator further agrees to immediately return to Cisco all Proprietary Information (including copies thereof) in Integrator's possession, custody, or control upon termination of this Agreement at any time and for any reason. Integrator will indemnify Cisco for unauthorized disclosures of Proprietary Information by Integrator or its end user.

                                   APPENDIX D

                              ESCALATION FLOWCHART

       CUSTOMER/CISCO WORLDWIDE CUSTOMER SUPPORT CASE ESCALATION PROCESS

                                   EXHIBIT F

                              THIRD PARTY LICENSES

It is expressly agreed and understood that the manufacture, use and sale of any equipment which interfaces to a token ring network may violate United States Reissue Patent No. 31,852 and related United States and foreign patents (collectively the "Soderbloom Patents"). It is expressly agreed and understood that Cisco will have no obligation or responsibility with respect to the Soderbloom patents, and that Licensee will be solely responsible for obtaining licenses to the Soderbloom Patents. Licensee will indemnify and defend Cisco against any claim resulting from Licensee's failure to obtain such licenses.

It is expressly agreed and understood that the manufacture, use and sale of any equipment which interfaces to a token ring network may violate one or more patents held by Madge Networks, Inc. It is expressly agreed and understood that Cisco will have no obligation or responsibility with respect to the Madge patents, and that Licensee will be solely responsible for obtaining licenses to the Madge patents. Licensee will indemnify and defend Cisco against any claim resulting from Licensee's failure to obtain such licenses.

It is expressly agreed and understood that the manufacture, use and sale of any equipment may violate United States Patent No. 5,077,732 and Patent No. 5,008,879 and related United States and foreign patents (collectively, the "Datapoint Patents"). It is expressly agreed and understood that Cisco will have no obligation or responsibility with respect to the Datapoint Patents, and that Licensee will be solely responsible for obtaining licenses to the Datapoint Patents. Licensee will indemnify and defend Cisco against any claim resulting from Licensee's failure to obtain such licenses.

                                       31